Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-283671 on Form S-1 of our report dated April 29, 2024 (January 10, 2025, as to the effects of the stock dividend described in Note 18), relating to the financial statements of Falcon’s Beyond Global, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

January 10, 2025